Exhibit  23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Zoom Technologies, Inc. on Form S-3 of our reports dated March 26, 2008, pertaining to the consolidated financial statements and schedule of Zoom Technologies, Inc. which appears in the Annual Report on Form 10-K of Zoom Technologies, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Boston, Massachusetts
January 21, 2008